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                                                                    EXHIBIT 10.T


                              CONSULTING AGREEMENT

        This Agreement is made as of the 15th day of February, 1999, by and between BELL INDUSTRIES, INC., a California corporation (the "COMPANY"), and GORDON GRAHAM ("GRAHAM"), with reference to the following facts:

        A. Prior to his retirement effective February 15, 1999, Graham had been an Executive Officer of the Company for over ten years;

        B. Because of Graham's valuable knowledge and experience concerning the Company's business resulting from the positions he has held with the Company, the Company wishes to retain Graham as a consultant subject to the terms and conditions of this Agreement; and

        C. Graham wishes to be so retained.

        NOW, THEREFORE, in consideration of these premises and mutual covenants herein set forth, the parties agree as follows:

         1. Term of Service. The term of this Agreement shall be for a period of three calendar years, commencing as of March 1, 1999 (the "CONSULTING PERIOD").

         2. Consulting Services. During the Consulting Period, Graham shall provide, in an executive capacity, such consultative and advisory services concerning the business affairs and management of the Company as may be requested by the Company from time to time. Graham shall not be required to devote to such services more than twenty (20) hours in any month (which time may be provided in person or via telephonic or other electronic mode of communication), it being the intention of the parties to this Agreement that Graham shall at all times be free to devote substantial amounts of time to occupations other than provided for in this Agreement so long as he does not breach the provisions of Sections 6, 7 or 8 of this Agreement and other-wise performs in accordance with this Agreement.

                All services to be rendered by Graham hereunder to the Company shall be rendered upon reasonable notice from the Company, during normal business hours, via telephonic or other electronic mode of communication or at such place as the parties may agree, and subject to Graham's reasonable availability, taking into consideration factors including, but not limited to, vacation periods and his physical condition subject to Section 5.1.2.

        3. Compensation.

                3.1 Consulting Fee. As compensation for the performance by Graham of all his obligations hereunder (regardless of whether Graham actually performs consulting services unless Graham is requested to do so and refuses and such refusal constitutes a material breach of this Agreement under Section 2), the Company shall pay Graham during the Consulting Period the annual sum of two hundred and fifty thousand dollars ($250,000) (the "CONSULTING FEE"). The annual Consulting Fee is payable on February 29, 2000, February 28, 2001 and February 28, 2002. Graham hereby agrees that if, in the opinion of the Company's counsel, he shall be considered by any governmental agency or agencies



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having jurisdiction over the matter, to be an employee, of the Company and not an independent contractor, the Company shall have the right to withhold any applicable taxes, whether prospective or retroactive from the above amounts, in accordance with any W-4 form delivered by Graham to the Company. The Company shall notify Graham of the nature of any withholding pursuant to this Section
3.1. Graham agrees that the Company shall not pay him any director fees, or grant him any director stock options, for his services as a director of the Company.

                3.2 Benefits. Nothing herein contained shall modify or change any of the benefits Graham is entitled to as a retiring executive of the Company. In addition, the Company agrees to provide Graham coverage as a director under its Directors and Officers insurance policy at the same level and type of coverage available to other directors so long as he remains a director of the Company. In addition, if available under the Company's current Directors and Officers insurance policy, the Company also agrees to provide Graham coverage for his consulting activities hereunder at the same level and type of coverage available to other consultants of the Company so long as he is a consultant pursuant to this agreement.

        4. Reimbursement of Expenses. The Company will reimburse all expenses incurred by Graham if Graham complies with reasonable Company policy for reimbursement of expenses as may from time to time be in effect.

        5. Termination.

                5.1 Employer's Right to Terminate. The Company shall have the right, at its election, to terminate Graham's employment during the Consulting Period in the event of Graham's:

                        5.1.1   Death; or

                        5.1.2 Determination by at least two-thirds (2/3) of the Board of Directors of the Company that Graham has materially breached this Agreement (a "Material Breach").

                5.2 Graham's Right to Terminate. Graham shall have the right, at his election, to terminate his employment as a consultant during the Consulting Period at any time, upon sixty (60) days written notice, for any reason or for no reason, including in the event of any Change Of Control (as defined below).

                5.3 Payment Upon Termination. In the event of Graham' termination pursuant to Section 5.1.1, the Company shall pay to his estate the aggregate of all Consulting Fees which Graham would have earned during the term of this Agreement calculated from the date of the last Consulting Fee payment, and which have not been already paid to him. In the event of Graham's termination pursuant to Section 5.1.2 or 5.2, the Company shall only be obligated to pay any Consulting Fees due and owing for the year in which the Material Breach occurred, provided, however, that if Graham terminates pursuant to Section 5.2 following a Change Of Control, the Company shall make the same payment to Graham that it would be obligated to make had the Company terminated Graham pursuant to Section 5.1.1.



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                A "CHANGE OF CONTROL" shall be deemed to have occurred if (i)
there shall be consummated (x) any consolidation or merger of the Company, other than a merger or consolidation of the Company in which the holders of the Company's common stock immediately prior to the merger or consolidation have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger or consolidation, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For purposes of this Section 5.3, the occurrence of two or more of the events constituting a Change Of Control which are the result of the same of related transaction(s) shall be deemed a single Change Of Control and its date shall be the date the first such event occurred. For example, a merger in which former shareholders of the Company received less than 75% of the voting capital stock of the surviving corporation followed by a change in the Company's Board falling within clause (iv) above and contemplated by said merger shall be deemed a single Change Of Control as of the date of said merger.

                5.4 Time of Termination. Termination pursuant to Section 5.1.1 shall be effective upon the happening of the event. The Company may terminate this Agreement pursuant to Section 5.1.2 upon Graham's failure to cure the material breach within sixty days following the providing of notice of such material breach pursuant to Section 11.1.

        6. Confidentiality. During the Consulting Period and thereafter, Graham shall take all reasonable steps consistent with normal business practices to keep in confidence and not use for the benefit of himself or others, or divulge to others, any secret or confidential information, knowledge, data or plans of the Company gained in his capacity as an employee and officer of the Company, unless authorized by the Company. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Graham shall prepare, or use, or come into contact with shall not be removed from the Company's premises without its written consent except as reasonably required in the course of Graham's employment during the Consulting Period, and shall be returned to the Company upon the termination of Graham's employment hereunder.

        7. Competitive Activities.

                7.1 No Conflict of Interest. Notwithstanding anything to the contrary provided in Section 2 but subject to Section 7.2, in order for the Company to reasonably protect its interest against the competitive use of any confidential information, knowledge, data or plans of the Company to which Graham has access during the Consulting Period or



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gained access in his capacity as an employee and officer, Graham shall not, during the Consulting Period, directly or indirectly:

                        7.1.1 Enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business (as defined in Section 7.3);

                        7.1.2 Engage in any Competitive Business for his own account; or

                        7.1.3 Obtain an interest in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

                7.2 Exception. Notwithstanding anything to the contrary provided in Section 7.1, Graham may acquire ownership of up to five percent (5%) of the issued and outstanding capital stock of a publicly-held corporation that may carry on such Competitive Business, so long as Graham does not take an active part in the management or direction thereof and does not act as consultant or in any way render services thereto.

                7.3 Competitive Business. Competitive Business as used in this Agreement shall mean any line of business that is the same as

                        7.3.1 Any business engaged in or conducted by the Company on the date the Consulting Period commences; or

                        7.3.2 Any business engaged in or conducted by the Company during the Consulting Period of which Graham has knowledge.

        8. Ideas and Work Product. The Company shall be entitled to receive, without further fees or royalties, all rights and title to any manuals, books, brochures, plans, programs, procedures, studies, scripts, concepts, or other similar matters conceived or developed by Graham in connection with his consulting services which incorporate, in whole or in part, a substantial amount of Company information. All written or electronically recorded materials, records, and documents made by Graham or coming into his possession during the Consulting Period concerning such aforesaid materials or concepts used, developed, or considered by the Company shall be the property of the Company. This Agreement does not include any invention within the purview of California Labor Code Section 2870.

        9. Exclusivity of Arbitration; Attorneys' Fees and Costs. Any controversy or claim arising out of or relating to .this Agreement, including, but not limited to, any claim relating to its validity, interpretation, enforceability or breach, and/or any other claim or controversy arising out of the consulting relationship or the commencement or termination of that relationship, including, but not limited to, claims for breach of covenant, breach of an implied covenant or intentional infliction of emotional distress, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a board of three arbitrators, one to be selected by the Company, one by Graham and the other by the two persons so selected, all in accordance with the labor arbitration rules of the American Arbitration Association then in effect. In the event that the arbitrator selected by the Company and the arbitrator selected by Graham are unable to agree upon a third



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arbitrator, then the third arbitrator shall be selected from the list provided by the American Arbitration Association with the parties' striking names in order and the party striking first to be determined by the flip of a coin. In consideration of each party's agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract or tort or other claim arising out of the consulting relationship or the commencement or termination of that consulting relationship and in consideration of the anticipated expediting and minimizing of expense resulting from this arbitration remedy, each agrees that the arbitration provisions of this Agreement shall provide it with its exclusive remedy and each party expressly waives any right it might have to seek redress in any other forum except as provided herein. The parties further agree that the arbitrators acting hereunder shall be empowered to assess any legal or equitable remedy, subject to the liquidated damages provision under Section 10.

                Any decision and award or order of the majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

                The expenses of the arbitrators and of a transcript of any arbitration proceeding, all attorneys' fees and costs, witness expenses and all court costs in connection with any proceeding brought by any party with respect to this Agreement shall be paid by the Company; provided, however, that if the Company is the prevailing party, it shall be entitled to recover from Graham one-half of the arbitrator's and transcript expenses and shall be obligated to pay only its own attorneys' fees and costs, witness expenses and court costs.

        10. Liquidated Damages. The parties agree that it would be speculative, impractical and extremely difficult to determine or estimate any damages which might be suffered by Graham if the Company is in material breach (which damages may include, without limitation, substantial cash expenditures, the loss of anticipated fees, effect on reputation and other consequential damages) of Sections 1, 2 or 3 of this Agreement. Accordingly, the parties have discussed and negotiated this provision for liquidated damages which shall apply and be recoverable in the event of any such material breach. The parties hereby agree that a reasonable estimate of the total net detriment that Graham would suffer, and as such the amount that the Company shall pay to Graham as liquidated damages for any such material breach, shall be an amount equal to the aggregate amount of unpaid Consulting Fees that would otherwise be owing to Graham under
Section 3 for the remainder of the Consulting Period following such breach, which amount shall be in full and complete satisfaction of any and all claims Graham might have in the event of such breach by the Company; provided, however, that this liquidated damages provision shall not limit and shall be in addition to Graham's rights to obtain equitable relief, including punitive damages, against the Company. Graham acknowledges that he shall have no further claim for damages against the Company, even if he can establish substantial actual damages in excess of the amount specified herein. The parties further agree that in the event of a Material Breach by Graham, the Company's only legal or equitable remedy under this Agreement is to terminate Graham, and/or seek injunctive relief, the appropriateness of injunctive relief being specifically agreed upon in the event of a Material Breach by Graham of Sections 6, 7 or 8. In placing their initials in the place provided, each party specifically confirms the accuracy of the statements made herein.



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INITIAL HERE:  Company:____________ Graham:____________

        11. Miscellaneous.

                11.1 Notice. Notices authorized or required to be sent pursuant to this Agreement shall be in writing and shall be considered given when mailed, by certified or registered mail, return receipt requested, to the parties at the following addresses:

                           If to the Company, to it at:

                                    2201 East El Segundo Blvd.

                                    El Segundo, CA 90245

                                    Attn:  President

                           If to Graham, to him at:

                                    ----------------------------

                                    ----------------------------

                                    ----------------------------

                11.2 Construction and Assignment. This Agreement and the performance hereof shall be governed, interpreted, construed and regulated by the laws of the State of California without giving effect to the conflicts of law provisions thereof. This Agreement shall not be assignable by Graham. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon any successor to the business of the Company.

                11.3 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

                11.4 Severability. If any terms, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                11.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated herein, and supersedes all prior agreements, arrangements and understandings related to the subject matter thereof. No representation, promise, inducement or statement of intention has been made by any of the parties not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not set forth or referred to herein.



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                11.6 Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

                11.7 Due Authorization. The Company represents that the execution, delivery and performance of this agreement has been authorized by all necessary corporate action on the part of the Company, and that a record of such authorization has been duly noted in the minute book of the Company in accordance with its usual practice.



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        IN WITNESS WHEREOF, the Company and Graham have executed this Agreement as of the day and year first above written.

                                            BELL INDUSTRIES, INC.



                                            By:_________________________________

                                            Its:________________________________



                                            ____________________________________

                                            GORDON GRAHAM



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